EXHIBIT 99.1

FOR IMMEDIATE RELEASE
JANUARY 10, 2014

For further information, contact:
Paul A. Holt, Executive Vice President/Chief Financial Officer,
949-255-2600, pholt@qsii.com OR
Susan J. Lewis, 303-804-0494, slewis@qsii.com

QUALITY SYSTEMS, INC. ANNOUNCES EXPECTED IMPAIRMENT IN ITS

HOSPITAL SOLUTIONS DIVISION

Company also Provides Preliminary Commentary Regarding its Fiscal 2014 Third Quarter

IRVINE, Calif. – January 10, 2014 – Quality Systems, Inc. (NASDAQ: QSII), announced today that it is performing a review of certain long-lived assets within its Hospital Solutions Division, and expects to record a non-cash charge for the impairment of certain long-lived assets in its fiscal 2014 third quarter ended December 31, 2013.

While the Company has not yet determined the amount of the charge, the long-term assets within the Hospital Solutions Division that are under impairment review have an aggregate net book value of approximately $30 million. The amount of the impairment charge is expected to be a portion or all of the long-term assets of the Hospital Solutions Division.

The impairment review stems from the operating results of the Hospital Solutions Division, which has performed below internal expectations, while the Company continues to significantly invest in customer satisfaction, development and infrastructure and has experienced a slowing of system sales. Under accounting rules, when indicators of potential impairment are identified, companies are required to conduct a review of the carrying amounts of goodwill and other long-lived assets to determine if an impairment exists.

The Company continues to work through its backlog on implementations as it helps prepare clients to attest for Meaningful Use Stage 2 and the effective adoption of ICD-10.

In the fall of 2013, NextGen®Inpatient Clinicals version 2.6 became compliant with the ONC 2014 Edition criteria and was certified as a Complete Electronic Health Record (Complete EHR) by the Certification Commission for Health Information Technology (CCHIT®), an ONC Authorized Certification Body (ONC-ACB). The certification was in accordance with the applicable Hospital certification criteria adopted by the Secretary of Health and Human Services. The ONC 2014 Edition criteria support both Stage 1 and 2 Meaningful Use measures required to qualify eligible providers and hospitals for funding under the American Recovery and Reinvestment Act (ARRA). This certification enhances Quality Systems’ competitive position within the healthcare information technology sector.

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Quality Systems, Inc.

Expected Impairment

The Company remains committed to the hospital market as evidenced by the continued investments it is making across several areas of its Hospital Solutions Division, including, implementation and training, infrastructure and support, customer service and software development.

In other news, Quality Systems announced that, based on a preliminary review of its financial results, the Company’s results will be below analysts’ consensus expectations for revenues and earnings per share, for the Company’s fiscal 2014 third quarter ended December 31, 2013. Impacting the results were several factors, including: lower-than-anticipated results from the Hospital Solutions Division; a reduction in capitalized software development costs; and, increased amortization of capitalized software development costs relating to the release of NextGen® Ambulatory EHR version 5.8 and 8.3, which occurred during the quarter. Any impairment charge related to the long-lived assets of the Hospital Solutions Division could also adversely impact third quarter results.

About Quality Systems, Inc.

Irvine, Calif.-based Quality Systems, Inc. and its NextGen Healthcare subsidiary develop and market computer-based practice management, electronic health records and revenue cycle management applications as well as connectivity products and services for medical and dental group practices and small hospitals. Visit www.qsii.com and www.nextgen.com for additional information.

SAFE HARBOR PROVISIONS FOR FORWARD-LOOKING STATEMENTS

Certain statements made in this news release are forward-looking statements within the meaning of the federal securities laws, including but not limited to those statements related to the expected financial results, impairment charge in the Hospital Solutions Division and the impacts or effects thereof. Risk and uncertainties exist that may cause the results to differ materially from those set forth in these forward-looking statements. Factors that could cause the anticipated results to differ from those described in the forward-looking statements and additional risks and uncertainties are set forth in Part I, Item A of our most recent Annual Report on Form 10-K for the fiscal year ended March 31, 2013 as supplemented by our periodic reports on Form 10-Q, including but not limited to: the volume and timing of systems sales and installations; length of sales cycles and the installation process; the possibility that products will not achieve or sustain market acceptance; seasonal patterns of sales and customer buying behavior; impact of incentive payments under The American Recovery and Reinvestment Act on sales and the ability of the Company to meet continued certification requirements; the development by competitors of new or superior technologies; the timing, cost and success or failure of new product and service introductions, development and product upgrade releases; undetected errors or bugs in software; product liability; changing economic, political or regulatory influences in the health-care industry; changes in product-pricing policies; availability of third-party products and components; competitive pressures including product offerings, pricing and promotional activities; the Company’s ability or inability to attract and retain qualified personnel; possible regulation of the Company’s software by the U.S. Food and Drug Administration; changes of accounting estimates and assumptions used to prepare the prior periods’ financial statements; and general economic conditions. A significant portion of the Company’s quarterly sales of software product licenses and computer hardware is concluded in the last month of a fiscal quarter, generally with a concentration of such revenues earned in the final ten business days of that month. Due to these and other factors, the Company’s

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Quality Systems, Inc.

Expected Impairment

revenues and operating results are very difficult to forecast. A major portion of the Company’s costs and expenses, such as personnel and facilities, are of a fixed nature and, accordingly, a shortfall or decline in quarterly and/or annual revenues typically results in lower profitability or losses. As a result, comparison of the Company’s period-to-period financial performance is not necessarily meaningful and should not be relied upon as an indicator of future performance. The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

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